Exhibit 99.1

FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION CONTACT: Robin N. Lowe Chief Financial Officer T: 1-345-815-9919 E: Robin.Lowe@AltisourceAMC.com

Altisource Residential Corporation Reports Fourth Quarter and Full Year 2014 Results

FREDERIKSTED, U.S. Virgin Islands, March 2, 2015 (GLOBE NEWSWIRE) - Altisource Residential Corporation (“Residential” or the “Company”) (NYSE: RESI) announced today financial and operating results for the fourth quarter and full year of 2014. Net income for the fourth quarter of 2014 totaled $41.5 million, or $0.72 per diluted share, compared to net income of $21.6 million, or $0.50 per diluted share, for the fourth quarter of 2013. Net income for the year ended December 31, 2014 totaled $188.9 million, or $3.34 per diluted share, compared to net income of $39.6 million, or $1.61 per diluted share, for the year ended December 31, 2013.

Residential also reported estimated taxable income for the year ended December 31, 2014 of $115.8 million ($120.1 million excluding the accrued incentive fees described below), compared to taxable income of $17.7 million for the year ended December 31, 2013. Residential’s estimated taxable income for the fourth quarter of 2014 was $24.8 million ($29.1 million excluding the accrued incentive fees), compared to taxable income of $11.3 million for the fourth quarter of 2013. The full year and fourth quarter 2014 taxable income numbers each include $4.3 million of accrued incentive fees based on a potential post-year end special dividend intended to distribute 100% of Residential’s 2014 REIT taxable income.

Taxable income declined sequentially during the fourth quarter as servicers intentionally limit foreclosure activity around the holidays, which reduces the taxable income earned during the period. Residential also accrued the additional special dividend related costs described above during the fourth quarter because shareholder distributions made during the year were below actual taxable income.

Chief Executive Officer Ashish Pandey commented, “During 2014, we demonstrated continued success executing our nonperforming loan and single family rental strategies. Despite the negative headlines surrounding our primary mortgage servicer Ocwen, our performance has remained strong. We continue to make progress building our portfolio of single family rental homes and resolving NPLs at attractive returns. The strength of our business strategy was further reinforced by our continued ability to access debt capital on favorable terms during the fourth quarter, as we executed our second NPL securitization transaction, amended our repurchase facilities on favorable terms and sold senior bonds retained from our November 2014 securitization in February of 2015.”

Fourth quarter 2014 highlights:

•	Declared and paid a dividend of $0.55 per share.

•	Completed second non-performing loan securitization transaction in November 2014.

•	Realized net proceeds from asset dispositions of $98.6 million representing an unlevered gain of 29%.

•	Completed the acquisition of 287 NPLs and real estate owned properties having an aggregate market value of $46.7 million.

Full year 2014 highlights:

•	Declared and paid aggregate dividends of $2.03 per share.

•	Resolved an aggregate of 4,923 mortgage loans, including 3,682 REO conversions, in 2014 versus 510 mortgage loans in 2013, representing an increase of 865%.

•	Realized net proceeds from asset dispositions of $233.9 million representing an unlevered gain of 31%.

•	Increased the Company’s maximum aggregate borrowing capacity to $1.6 billion, including securitizations, versus $750.0 million at the end of 2013.

Recent developments:

•
Added two new mortgage loan servicers. Residential transferred $485 million of unpaid principal balance to Fay Servicing on February 28, 2015 and is in the process of transferring an additional $585 million of unpaid principal balance to BSI Financial Services in April 2015.

•
Increased the number of properties in Residential’s rental portfolio to 653 as of February 28, 2015, renting properties at a rate of 82 per month in 2015 versus 40 per month in the second half of 2014.

Webcast and conference call

The Company expects to host a webcast and conference call on Monday, March 9, 2015, at 10:00 a.m. Eastern Time to discuss its financial results for the fourth quarter and full year of 2014. The conference call will be webcast live over the internet from the Company’s website at www.altisourceresi.com and can be accessed by clicking on the “Shareholders” link.

About Residential

Residential is focused on providing affordable rental homes to families throughout the United States.  It acquires single-family properties primarily through the purchase of distressed mortgage loan portfolios.  Residential’s strategy is to work with borrowers to modify and refinance loans to keep them in their homes, and it expects to convert the majority of remaining loans into renovated rental properties. Additional information is available at www.altisourceresi.com.

Forward-looking statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical fact, including statements about management’s beliefs and expectations. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected. Residential undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to: Residential’s ability to implement its business plan; Residential’s ability to leverage strategic relationships on an efficient and cost-effective basis; its ability to compete; general economic and market conditions; governmental regulations, taxes and policies; availability of adequate and timely sources of liquidity and financing and other risks and uncertainties detailed in the “Forward-Looking Statements,” “Risk Factors” and other sections of Residential’s Annual Reports on Form 10-K, its quarterly reports on Form 10-Q and its other filings with the Securities and Exchange Commission.

Altisource Residential Corporation
Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended December 31, 2014	Three months ended December 31, 2013	Year ended December 31, 2014	Year ended December 31, 2013

Revenues:
Rental revenues	$845	$30	$1,564	$36
Net unrealized gain on mortgage loans	91,924	35,129	350,822	61,092
Net realized gain on mortgage loans	21,899	6,467	55,766	10,482
Net realized gain on re-performing mortgage loans	2,469	—	2,771	—
Net realized gain on real estate	4,938	—	9,482	—
Interest income	136	319	2,893	687
Total revenues	122,211	41,945	423,298	72,297
Expenses:
Residential property operating expenses	12,468	492	26,018	767
Real estate depreciation and amortization	603	21	1,067	25
Real estate selling costs and impairment	13,013	(26)	21,788	184
Mortgage loan servicing costs	18,593	6,630	68,181	10,418
Interest expense	11,460	3,405	35,812	4,568
General and administrative	1,382	1,728	7,047	4,208
Related party general and administrative	25,401	8,057	77,030	12,531
Total expenses	82,920	20,307	236,943	32,701
Other income	2,160	6	2,543	—
Income before income taxes	41,451	21,644	188,898	39,596
Income tax expense (benefit)	(31)	—	45	—
Net income	$41,482	$21,644	$188,853	$39,596

Earnings per share of common stock – basic:
Earnings per basic share	$0.73	$0.51	$3.36	$1.67
Weighted average common stock outstanding – basic	57,189,125	42,286,669	56,247,376	23,734,869
Earnings per share of common stock – diluted:
Earnings per diluted share	$0.72	$0.50	$3.34	$1.61
Weighted average common stock outstanding – diluted	57,405,882	43,172,796	56,588,137	24,620,996

Dividends declared per common share	$0.55	$0.25	$2.03	$0.35

Altisource Residential Corporation
Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	December 31, 2014	December 31, 2013
Assets:
Real estate held for use:
Land	$14,424	$478
Rental residential properties (net of accumulated depreciation of $1,062 and $24, respectively)	60,908	3,092
Real estate owned	457,045	32,332
Total real estate held for use, net	532,377	35,902
Real estate assets held for sale	92,230	1,186
Mortgage loans	1,959,044	1,207,163
Mortgage loans held for sale	12,535	—
Cash and cash equivalents	66,166	115,988
Restricted cash	13,282	5,878
Accounts receivable	10,313	1,428
Related party receivables	17,491	9,260
Investment in affiliate	18,000	18,000
Deferred leasing and financing costs, net	4,251	2,293
Prepaid expenses and other assets	373	1,542
Total assets	$2,726,062	$1,398,640
Liabilities:
Repurchase agreements	$1,015,000	$602,382
Other secured borrowings (including $14,991 repurchase agreement with NewSource)	339,082	—
Accounts payable and accrued liabilities	11,678	4,952
Related party payables	33,391	5,879
Total liabilities	1,399,151	613,213
Commitments and contingencies
Equity:
Common stock, $.01 par value, 200,000,000 authorized shares; 57,192,212 and 42,286,669 shares issued and outstanding, at December 31, 2014 and December 31, 2013, respectively	572	423
Additional paid-in capital	1,227,091	758,584
Retained earnings	99,248	26,420
Total equity	1,326,911	785,427
Total liabilities and equity	$2,726,062	$1,398,640

Non-GAAP measures - Estimated REIT taxable income

Estimated REIT taxable income is a measure that we use in connection with monitoring our compliance with certain REIT requirements. Estimated REIT taxable income should never be considered as an alternative to net income or net income per share as indicators of our operating performance.

The following table is a reconciliation of U.S. GAAP net income to estimated REIT taxable income (unaudited, $ in thousands):

	U.S. GAAP	Adjustments(1)	Tax
	Year ended December 31, 2014	Year ended December 31, 2014	Year ended December 31, 2014
Revenues:
Rental revenues	$1,564	$—	$1,564
Net unrealized gain on mortgage loans	350,822	(135,576)	215,246
Net realized gains	68,019	(25,473)	42,546
Interest income, advance recoveries and other	2,893	12,858	15,751
Total revenues	423,298	(148,191)	275,107
Expenses:
Residential property operating expenses including depreciation	27,085	(4,762)	22,323
Mortgage loan servicing costs	68,181	(49,384)	18,797
General, administrative and other	139,134	(20,910)	118,224
Total expenses	234,400	(75,056)	159,344
Estimated income before income taxes	$188,898	$(73,135)	$115,763
_____________
(1) Adjustments between GAAP earnings and estimated taxable REIT income primarily represent temporary timing differences in the recognition of revenue and expense items, as provided above.